Exhibit 99

August 1, 2006

Dear Shareholder:

Enclosed is your dividend of $.28 per share. Preliminary earnings for the second quarter of 2006 were $.32, compared to $.25 for the second quarter of 2005.

As discussed in our annual report, two of our goals for 2006 were to increase loan outstandings and to reduce asset sensitivity. We have been able to make progress during the first half toward those goals by utilizing aggressive fixed lending rates. At the same time we have been able to maintain favorable interest margins.

Another one of our goals was to reduce costs. Our non-interest expense for the first half of 2006 is approximately $850,000 below first half of 2005 non-interest expense. These efforts resulted in preliminary earnings for the first six months of 2006 of $.59, compared to $.53 for the same period in 2005. Per share earnings for 2005 were supplemented by $.09 from the sale of two branches.

Your comments and questions are always welcomed.

Very truly yours,

/s/ David A. Voight
David A. Voight
President